EXHIBIT 99.4

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EXECUTION COPY
AMENDED AND RESTATED
DEVELOPMENT AND SUPPLY AGREEMENT
(Hylenex)
     THIS AMENDED AND RESTATED DEVELOPMENT AND SUPPLY AGREEMENT (this “Agreement”) dated as of February 13, 2007 (the “Restatement Date”), is entered into between BAXTER HEALTHCARE CORPORATION, a Delaware corporation, with its principal place of business at One Baxter Parkway, Deerfield, Illinois 60015-4633, USA, and BAXTER HEALTHCARE S.A., a Swiss corporation, with its principal place of business at Hertistrasse 2, 8304 Wallisellen, Switzerland (together with its Affiliates, collectively, “Baxter”), on the one hand, and HALOZYME, INC., a corporation existing under the laws of the State of California, with its principal place of business at 11588 Sorrento Valley Road, Suite 17, San Diego, California 92121, USA (“Halozyme”), on the other hand.
     WHEREAS Halozyme is the owner or exclusive licensee of certain patents, formulations and know-how related to Standalone Product (as defined below);
     WHEREAS Baxter, or one or more of its Affiliates (as defined below) has the expertise and the manufacturing facility suitable for the Production (as defined below) of Standalone Product;
     WHEREAS, Halozyme wishes to have Baxter Produce (as defined below) Standalone Product and Baxter wishes to Produce Standalone Product for Halozyme for sale and distribution in the Territory;
     WHEREAS, Halozyme and Baxter Healthcare Corporation previously entered into that certain Development and Supply Agreement dated as of March 24, 2005 (as amended to date, the “Original Development Agreement”);
     WHEREAS, Halozyme and Baxter desire to amend and restate the Original Development Agreement in certain respects, on the terms and conditions of this Agreement;
     WHEREAS, Halozyme and Baxter are entering into that certain Amended and Restated Exclusive Distribution Agreement dated as of the Restatement Date (as amended or restated from time to time, the “Exclusive Distribution Agreement”) for the distribution of Standalone Product.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby amend the Original Development Agreement, and, for convenience, restate the Original Development Agreement in its entirety, effective as of the Restatement Date as follows:

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     1. DEFINITIONS.
          1.1 “Advisory Committee” shall mean the committee composed of representatives of Baxter and Halozyme described in Section 2.3 below.
          1.2 “Affiliate” shall mean, with respect to a party hereto, any entity that controls or is controlled by such party, or is under common control with such party. For purposes of this definition, (a) for purposes of the definition of Baxter, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, one hundred percent (100%) (or if the law of the jurisdiction in which the other entity is organized does not permit foreign ownership of one hundred percent (100%), the highest percentage permitted by applicable law to be owned by such entity) of the voting equity of the other entity (or other comparable interest for an entity other than a corporation), and (b) for all other purposes, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting equity of the other entity (or other comparable interest for an entity other than a corporation).
          1.3 “API” shall mean the bulk form of active compound of PH20 Drug.
          1.4 “API Price” shall mean the amount to be paid by Baxter to Halozyme for the API as set forth on Exhibit A.
          1.5 “API Specifications” shall mean the specifications for the API mutually agreed upon in writing by the parties.
          1.6 “Batch” shall mean a specific quantity of Standalone Product comprising a number of units mutually agreed upon between Halozyme and Baxter, and that (a) is intended to have uniform character and quality within specified limits, and (b) is produced according to a single manufacturing order during the same cycle of manufacture.
          1.7 “Baxter SOPs” shall mean Baxter’s Standard Operating Procedures. Copies of Baxter’s Relevant Product Specific Standard Operating Procedures as per Quality Agreement (Section 5.6.2) have been provided by Baxter to Halozyme prior to the Restatement Date. Baxter shall be responsible at all times to cause the Standalone Product-specific Baxter SOPs to be consistent with the Standalone Product Master Plan.
          1.8 “cGMP” shall mean the principles detailed in the US Current Good Manufacturing Practices (21 CFR 200, 211 and 600), the “Rules Governing Medicinal Product in The European Community — Volume IV Good Manufacturing Practice for Medicinal Products,” and/or “Cooperative Manufacturing Arrangements for Licensed Biologics” FDA-CBER.
          1.9 “Components” shall mean all components used by Baxter in Production of Standalone Product under this Agreement.
          1.10 “Confidential Information” shall mean all information and data that (a) is provided by one party to the other party under this Agreement or the Confidentiality Agreement signed by Halozyme and Baxter on August 14, 2003 (as amended, the “Confidentiality Agreement”), and (b) if disclosed in writing or other tangible medium is marked or identified as

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confidential at the time of disclosure to the recipient, or is acknowledged at the time of disclosure to be confidential, or otherwise should reasonably be deemed to be confidential. Notwithstanding the foregoing, Confidential Information of a party shall not include that portion of such information and data which, and only to the extent, the recipient can establish by written documentation: (i) is known to the recipient as evidenced by its written records before receipt thereof from the disclosing party, (ii) is disclosed to the recipient free of confidentiality obligations by a third person who has the right to make such disclosure, (iii) is or becomes part of the public domain through no fault of the recipient, or (iv) the recipient can reasonably establish is independently developed by persons on behalf of recipient without access to or use of the information disclosed by the disclosing party.
          1.11 “DESI Review Indication” shall mean the DESI Review indication “as an adjuvant to increase the absorption and dispersion of other injected drugs; for hypodermoclysis; as an adjunct in subcutaneous urography for improving the resorption of radiopaque agents” (as described in 37 Fed. Reg. No. 122, p. 12418 (June 13, 1972)).
          1.12 “FDA” shall mean the United States Food and Drug Administration or any successor entity thereto or any applicable Regulatory Authority as defined in the Standalone Product Master Plan.
          1.13 “FD&C Act” shall mean the United States Federal Food, Drug and Cosmetic Act, as may be amended from time to time.
          1.14 “Labeling” shall mean all labels and other written, printed, or graphic matter upon: (i) Standalone Product or any container, carton, or wrapper utilized with Standalone Product or (ii) any written material accompanying Standalone Product.
          1.15 “Master Batch Record” or “MBR” shall mean the formal set of instructions for Production of Standalone Product, as amended, supplemented or restated from time to time by mutual written agreement of the parties. The MBR will be developed jointly by Halozyme and Baxter and approved by both parties, prior to Production of Standalone Product.
          1.16 “NDA” shall mean a New Drug Application as defined in the FD&C Act or FDA Regulations (21 CFR).
          1.17 “PH20 Drug” shall mean 150 USP units per container of the active compound, recombinant human PH20 hyaluronidase (i.e. a truncated form of native human PH20 hyaluronidase consisting of residues 36-482, inclusive, of the native human PH20 hyaluronidase), in any liquid injectable or subcutaneously infusible formulation, supplied by Halozyme to Baxter hereunder.
          1.18 “Production”, “Produce”, or “Produced” shall mean the filling, packaging, inspection, labeling, and testing of Standalone Product by Baxter.
          1.19 “Quality Agreement” shall mean the Amended and Restated Quality Agreement, in the form attached as Exhibit B, entered into by Baxter and Halozyme as of the Restatement Date, as amended, supplemented or restated from time to time in accordance with Section 2.4 or as the parties otherwise mutually agree in writing.

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          1.20 “Regulatory Authority” shall mean those agencies or authorities responsible for regulation of Standalone Product as described within the Standalone Product Master Plan.
          1.21 “Regulatory Plan” shall mean the plan containing regulatory services and support for the development and maintenance of regulatory submissions and supporting documentation for Production of the Standalone Product. Such plan will be created, and may be amended, supplemented or restated from time to time, by mutual written agreement of the parties, and will be shared with the Advisory Committee.
          1.22 “Released Executed Batch Record” shall mean the completed batch record (in the form of the applicable Master Batch Record) and associated deviation reports, investigation reports, and Certificates of Analysis (provided in accordance with the Quality Agreement) created for each Batch of Standalone Product and approved as released to Halozyme under cGMP by Baxter’s quality assurance department.
          1.23 “Standalone Product” shall mean (a) the PH20 Drug product in the form developed under the Original Development Agreement, and (b) any other formulation of such PH20 Drug product that Halozyme develops under this Agreement, in each case of clauses (a) and (b), which product is promoted, marketed and sold on a standalone basis (i.e., in a separate container, separately packaged and labeled, and at a separate price), as the sole active pharmaceutical ingredient, solely for use in the DESI Review Indication.
          1.24 “Standalone Product Master Plan” shall mean, collectively, the following:
•	the Quality Agreement (Exhibit B)

•	the Standalone Product Specifications; incl. API, Final Standalone Product, Components, Excipient (HSA) as in effect upon the Restatement Date (Exhibit C)

•	Territories (as per Distribution Agreement)

•	the API Price (Exhibit A).
          1.25 “Standalone Product Specifications” shall mean those specifications and testing to be performed for the Standalone Product as set forth in Exhibit C as they exist as of the Restatement Date, with such changes (a) as the parties mutually agree in writing, and (b) as required by the FDA.
          1.26 “Territory” shall mean all countries of the world.
     2. STANDALONE PRODUCT MASTER PLAN.
          2.1 Standalone Product Master Plan. The exhibits attached to this Agreement comprise the Standalone Product Master Plan.

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          2.2 Amendment of Standalone Product Master Plan. Except as otherwise set forth in this Section or Section 2.4, the Standalone Product Master Plan may be amended from time to time, as the parties’ experience with the Production, testing and use of the Standalone Product warrants, only upon recommendation of the Advisory Committee and mutual written agreement of Halozyme and Baxter. At the reasonable request of Halozyme, the parties shall negotiate in good faith modification(s) to the Standalone Product Specifications to address regulatory concerns raised by any Regulatory Authority or reasonably raised by Halozyme.
          2.3 Advisory Committee.
               2.3.1 The Purpose of the Advisory Committee. The purpose of the Advisory Committee shall be (a) to facilitate the exchange of information between the parties regarding the Standalone Product, (b) to review and discuss the commercialization plans (including the annual marketing plans) and the product launch plans for each jurisdiction regarding the Standalone Product, and (c) to review and discuss priorities for the commercialization of the Standalone Product. Baxter shall have final decision making authority with respect to the commercialization of the Standalone Product. For the avoidance of doubt, this authority does not affect Baxter’s contractual obligations under Section 2.2 of the Exclusive Distribution Agreement.
               2.3.2 Composition of the Advisory Committee. The Advisory Committee shall consist of three (3) named representatives of Baxter and three (3) named representatives of Halozyme. Each party shall appoint its respective representatives to the Advisory Committee from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other party of such change but shall use commercially reasonable efforts to maintain stability of Advisory Committee representation.
               2.3.3 Meetings. The Advisory Committee shall meet not less than twice each calendar year, on such dates and at such times and places as agreed to by Baxter and Halozyme.
               2.3.4 Advisory Committee Minutes and Reports. One representative of each party shall be designated to take minutes of each Advisory Committee meeting. Within fifteen (15) days following each Advisory Committee meeting during the term of the Agreement, a member of the Advisory Committee shall prepare and provide to each party reasonably detailed written minutes which shall summarize the outcome of the meeting, provided that such minutes shall not be finalized unless they have been expressly approved in writing by each party.
          2.4 Quality Agreement. At the reasonable request of either party, the parties shall negotiate in good faith amendment(s) to the Quality Agreement to address matters specific to the Production of the Standalone Product to address regulatory concerns raised by any Regulatory Authority or reasonably raised by either party.
          2.5 No Amendment of Agreement. In the event that the terms of the Standalone Product Master Plan or Quality Agreement are inconsistent with the terms of this Agreement, this Agreement shall control, unless otherwise explicitly agreed to in writing by the

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parties. The Standalone Product Master Plan and Quality Agreement shall be incorporated herein by reference and made a part of this Agreement.
     3. DEVELOPMENT AND PRODUCTION OF STANDALONE PRODUCT.
          3.1 Development. Pursuant to the Original Distribution Agreement, the parties conducted the development of the Standalone Product. Following the Restatement Date, Halozyme shall control the development of any other form or formulation of the Standalone Product, and in doing so shall consider in good faith the interests of Baxter.
          3.2 Production. Pursuant to the terms and conditions of this Agreement, Baxter shall, in a timely manner, conduct Production of Standalone Product necessary for Halozyme to meet its obligations under the Exclusive Distribution Agreement and otherwise as necessary to meet market demand.
          3.3 Documentation. Each Batch of Standalone Product shall be Produced by using a copy of the Master Batch Record. Each copy of the Master Batch Record, known as a “Batch Record” or, when completed, an “Executed Batch Record,” for such Batch of Standalone Product shall be assigned a unique batch number. Any deviation from the manufacturing process specified in the Master Batch Record must be documented in the copy of the Executed Batch Record for that Batch. Baxter shall provide Halozyme with required supporting documentation in a form reasonably suitable for Halozyme’s submission to the FDA.
          3.4 API.
               3.4.1 Prior to the Restatement Date, Baxter has prepared and provided to Halozyme a written forecast (the “Initial API Forecast”) of its good faith requirements for API for each of the first eighteen (18) months following the Restatement Date. Not later than one hundred eighty (180) days prior to the first day of each calendar quarter during the term of this Agreement (commencing with the calendar quarter beginning July 1, 2007), Baxter shall prepare and provide Halozyme with a written forecast (together with the Initial API Forecast, each a “Rolling API Forecast”) of its good faith estimated requirements for API under this Section 3.4 for each of the subsequent six (6) calendar quarters. Baxter shall not (a) increase or decrease the quantity estimated for the first quarterly period of each forecast from the quantity estimated for the second quarterly period of the previous forecast, or (b) increase or decrease the quantity estimated for the second and third quarterly periods of each forecast by more than twenty five percent (25%) of the quantity estimated for the third and fourth quarterly periods of the previous forecast, respectively, without the prior express written consent of Halozyme. The quantities estimated for the fifth and sixth quarterly periods of each forecast shall be non-binding, and for planning purposes only.
               3.4.2 Baxter shall be required to purchase one hundred percent (100%) of the quantity of API forecasted for the first and second quarterly periods of each Rolling API Forecast.
               3.4.3 Halozyme shall be required to supply the quantity of API ordered by Baxter under this Section 3.4 in any calendar quarter up to one hundred ten percent (110%) of the quantity forecasted for the first quarterly period of the most recent Rolling API Forecast. If

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Baxter’s orders in any calendar quarter exceed one hundred ten percent (110%) of the quantity forecasted for the first quarterly period of the most recent forecast, Halozyme shall use good faith efforts to supply such excess. Halozyme shall use commercially reasonable efforts to meet Baxter’s delivery requirements specified in accordance with Section 3.4.4.
               3.4.4 Baxter shall make all purchases under this Section 3.4 by submitting firm purchase orders to Halozyme. Each such purchase order shall be in writing in a form reasonably acceptable to Halozyme, and shall specify the quantity of API ordered, the place of delivery and the required delivery date therefor, which shall not be less than sixty (60) days after the date of such purchase order. No additional terms of any such purchase order shall be binding on Halozyme and are expressly rejected hereby. In the event of a conflict between the terms and conditions of any purchase order and this Agreement, the terms and conditions of this Agreement shall prevail.
               3.4.5 Halozyme shall develop and transfer to Baxter in a timely manner analytical methods and API Specifications, excipients and final dosage form applicable to the Production of Standalone Product. Halozyme will be responsible for the manufacture or contract manufacture of the API meeting cGMP, in compliance with the API Specifications and in a manner suitable for use in the final dosage form of the Standalone Product. The manufacturing site of the API must allow Baxter to audit the site as per the Quality Agreement on a periodic basis to be no more than once per year. In the event any material or API to be supplied by Halozyme is imported into the United States for delivery to Baxter, then Halozyme shall be the importer of record and such material or API shall be delivered FCA place of manufacture (Incoterms 2000).
               3.4.6 Baxter shall only use the API to Produce Standalone Product under this Agreement, which Standalone Product shall only be sold by Baxter under and in accordance with the Exclusive Distribution Agreement.
               3.4.7 Halozyme shall sell to Baxter the API at a transfer price equal to its “API Price” as defined in Exhibit A. Within sixty (60) days following the receipt of an invoice from Halozyme for the API, unless Baxter properly determines in accordance with the foregoing that such API does not conform to the API Specifications, Baxter shall pay to Halozyme the applicable API Price. If the API does not conform to the API Specifications, Baxter shall promptly return such API, at Halozyme’s cost, and shall not be obligated to pay to Halozyme the API Price therefor. Shipping shall be FOB destination.
               3.4.8 Following the Restatement Date, Halozyme shall be responsible for implementing a commercially reasonable backup manufacturing strategy for API sufficient to meet Baxter’s Rolling API Forecasts. Halozyme shall review such manufacturing strategy with Baxter at least annually, and prior to implementing any material changes requiring a CBE-30 or equivalent regulatory filing.
          3.5 Delivery Delays. Each party shall use its commercially reasonable efforts to ensure a steady supply of the API and Standalone Product (as applicable) or to resolve any associated supply issues with their respective contractors.

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          3.6 Material Safety Data Sheet. Halozyme shall provide Baxter a Material Safety Data Sheet for API delivered to Baxter. Baxter shall immediately notify Halozyme of any unusual health or environmental occurrence relating to Standalone Product, including, but not limited to any claim or complaint by any employee of Baxter or any of its Affiliates or third party that the operations of Baxter pursuant to this Agreement have resulted in any adverse health or safety effect on an employee or third party. Baxter agrees to advise Halozyme immediately of any safety or toxicity problems of which it becomes aware regarding the Standalone Product.
          3.7 Vendor and Supplier Audit and Certification. Halozyme shall be solely responsible for certifying and auditing all Standalone Product-related vendors and suppliers of API. All vendors and suppliers of API shall be subject to Halozyme’s prior written approval.
          3.8 Foreign Corrupt Practices Act. Baxter acknowledges that it is not the agent of Halozyme and represents and warrants that it has not, and covenants that it will not, pay anything of value to any government employee in connection with the resale of the Standalone Product.
          3.9 Storage of API and Standalone Product.
               3.9.1 Baxter shall provide, at its expense, appropriate storage for API and Standalone Product in one or more secure, insured and bonded warehouses with appropriate climate-control for API and Standalone Product in a manner consistent with operating procedures that Baxter uses for its own products and consistent with storage conditions as provided in the Quality Agreement, Section 5.11. Such API and Standalone Product shall be segregated from Baxter’s other products per established cGMP procedures. Following final release of Standalone Product, if the Exclusive Distribution Agreement is then in effect, unless the parties otherwise mutually agree in writing (where such Standalone Product is intended for clinical testing or development purposes in accordance with this Agreement), such Standalone Product shall be transferred to Baxter pursuant to the Exclusive Distribution Agreement.
               3.9.2 Upon termination of the Exclusive Distribution Agreement, (a) all Standalone Product that has not yet been transferred to Baxter pursuant to Section 3.9.1 and all API and Components that are then in Production shall continue in Production to become Standalone Product and transferred to Baxter solely for distribution under the terms and conditions of the Exclusive Distribution Agreement that govern distribution of remaining Standalone Product following termination, and (b) all API that has not yet been put into Production of Standalone Product shall be returned to Halozyme at an amount equal to the API Price actually paid by Baxter for such API (if any) and reasonable shipping costs therefor.
          3.10 Non-Contravention.
               3.10.1 During the term of this Agreement, except as provided for in this Agreement, the Exclusive Distribution Agreement or as otherwise permitted by written agreement of the parties in each instance, neither Halozyme nor its Affiliates shall sell, transfer or otherwise provide, directly or indirectly, to any third party 1500 USP units (or less) per container of recombinant human PH20 hyaluronidase as the sole active pharmaceutical

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ingredient for the DESI Review Indication in any liquid injectable or subcutaneously infusible formulation, and/or any lyophilized formulation. To the extent not prohibited by applicable law, Halozyme shall restrict (through contracts and/or purchase orders, marketing literature, shipping documents, or similar documents used when a supply, distribution or similar agreement is not in place) its customers and distributors and require similar restrictions throughout the supply chain, from selling any product described above. Halozyme shall use commercially reasonable efforts to enforce such restrictions, including without limitation by (i) notifying such customer or distributor in writing of such alleged violation, (ii) conducting an investigation of such alleged violation as Halozyme deems reasonably appropriate under the circumstances, and (iii) suspending shipments of recombinant human PH20 hyaluronidase to a customer or distributor if Halozyme becomes aware that such customer or distributor is selling any product described above. Baxter acknowledges and agrees that Halozyme’s obligations under this Section 3.10.1 do not expand or enlarge the rights granted to Baxter hereunder, which rights are limited in all respects to the Standalone Product.
               3.10.2 During the term of this Agreement, except as provided for in this Agreement, the Exclusive Distribution Agreement or as otherwise permitted by written agreement of the parties in each instance, neither Baxter nor any of its Affiliates shall (a) sell, transfer or otherwise provide, directly or indirectly, to any third party (other than Halozyme and its Affiliates) any product comprising recombinant human PH20 hyaluronidase, (b) condition the sale or transfer of the Standalone Product with the sale or transfer of any other product or the use of any service unless the price for the Standalone Product is separately itemized on the applicable invoice and is the same price charged by Baxter for the Standalone Product when sold separately, (c) promote, sell or transfer a product comprising a coformulation of the Standalone Product, or any portion thereof, with any other product, (d) promote, sell or transfer a product comprising the Standalone Product kitted with any other product (i.e., in one or more containers or delivery devices, with a single label, packaged together at a single price), (e) promote, sell or transfer any Standalone Product for any use other than the DESI Review Indication, or (f) conduct, have conducted or assist or facilitate the conduct of any study of the Standalone Product that requires the use of more than requires the administration of more than a single 150 USP unit dose. To the extent not prohibited by applicable law, Baxter and its Affiliates shall restrict (through contracts and/or purchase orders, marketing literature, shipping documents, or similar documents used when a supply, distribution or similar agreement is not in place) its customers and distributors and require similar restrictions throughout the supply chain, from selling any other product comprising recombinant human PH20 hyaluronidase or bundling the Standalone Product with any other product. Baxter and its Affiliates shall use commercially reasonable efforts to enforce such restrictions, including without limitation by (i) notifying such customer or distributor in writing of such alleged violation, (ii) conducting an investigation of such alleged violation as Baxter and its Affiliates deem reasonably appropriate under the circumstances, and (iii) suspending shipments of Standalone Product to a customer or distributor if Baxter or its Affiliates become aware that such customer or distributor is violating such restrictions.
          3.11 Regulatory Approvals. Halozyme shall be responsible for obtaining required regulatory approvals to sell Standalone Product in each country in the Territory on a schedule consistent with prudent business practices in the pharmaceutical industry. Halozyme shall give Baxter the first opportunity to conduct any necessary pre-approval clinical studies and

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regulatory activities in the European Union, provided that Baxter has the expertise and resources to do so and is able to do so in a manner that is timely, cost-effective and competitive with third party contract research organizations. Subject to the foregoing, Halozyme shall have the right, to contract with any third party to conduct such studies and activities in any country in the Territory.
          3.12 Baxter Clinical Studies. Baxter shall have the right to conduct post-approval marketing clinical studies of the Standalone Product for use in the DESI Review Indication. Prior to finalizing the protocol for any clinical study of the Standalone Product, (a) Baxter shall provide Halozyme with a copy of the reasonably complete draft of such protocol; (b) Halozyme shall have a reasonable opportunity to review, comment and consult on each such protocol; and (c) the parties shall meet to discuss Halozyme’s comments, and (d) Baxter shall in good faith consider the comments of Halozyme.
     4. DEVELOPMENT FUNDING.
          4.1 Initial Development. The parties acknowledge and agree that Halozyme was responsible for certain costs incurred by Baxter or Halozyme in order to Produce the registration stability and validation Batches of the initial Standalone Product under the Original Development Agreement, up to an aggregate of three million ($3,000,000). Commencing on the Restatement Date, all Production Costs and Other Costs incurred by Halozyme in connection with this Agreement shall be funded by Baxter in accordance with this Section 4.
          4.2 Production Costs and Other Costs. Baxter shall bear the Production Costs and Other Costs (as each is defined below), calculated on a fully-burdened basis, as follows:
               4.2.1 Baxter shall be responsible for (a) equipment acquired for Production of Standalone Product, (b) costs for the API at the price defined in Exhibit A, (c) changes to Standalone Product Specifications or equipment or facility due to regulatory requirements, (d) insurance procured solely for such Production, (e) taxes owing for such Production, and (f) direct salary and headcount costs directly related to such Production to the extent not attributable to other projects but specifically excluding general corporate overhead or headcount, such as legal, business development or finance services (clauses (a) — (f), collectively, the “Production Costs”).
               4.2.2 Baxter shall be responsible for (a) the reasonable fully-burdened cost to Halozyme to conduct its research, development, regulatory and related activities for Standalone Product conducted after the Restatement Date under this Agreement (consistent with the Standalone Product Master Plan, as amended from time to time), and (b) all other costs (other than Production Costs) to conduct all other activities (including post-approval activities) regarding the development, clinical, manufacturing, regulatory, promotion, sales, marketing and distribution of Standalone Product; provided, however, that Baxter’s obligation to pay for the maintenance of marketing applications for Standalone Product in the Territory shall be limited to the obligation to pay all out-of-pocket costs paid or payable to applicable governmental authorities to maintain such marketing applications (clauses (a) — (b) collectively, the “Other Costs”).

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               4.2.3 Within thirty (30) days following the end of each calendar quarter during the term of this Agreement, Halozyme shall invoice Baxter for the amount of Production Costs and Other Costs actually incurred by Halozyme during such calendar quarter, and Baxter shall within sixty (60) days of receipt of such invoice, pay to Halozyme such amounts.
               4.2.4 The Production Costs and Other Costs shall be calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) and standard accounting practices, consistently applied.
          4.3 Formulations. If, during the term of this Agreement, a party believes that a different formulation of the Standalone Product is required by the applicable Regulatory Authority of any country within the Territory, then such party may provide written notice to the other party describing in reasonable detail the requirements of such Regulatory Authority regarding such formulation. Following the receipt of such written notice, the parties shall meet and consider such requirements; provided, however, that any proposed changes to this Agreement, the Exclusive Distribution Agreement, the Quality Agreement or the Standalone Product shall not be binding on either party unless set forth in a writing that has been duly authorized and executed by both parties.
          4.4 Data.
               4.4.1 Except as the parties otherwise mutually agree in writing, all data and information generated or obtained by Baxter with respect to the Standalone Product (including without limitation the results of clinical studies of the Standalone Product, collectively referred to as “Baxter Data”) shall be the property of Baxter. Baxter has the unrestricted right to freely utilize Baxter Data in any lawful purpose consistent with the rights of the parties under this Agreement. Baxter shall provide Halozyme with all results of the Baxter clinical studies, and Halozyme shall have the unrestricted right to use such results for any lawful purpose consistent with the rights of the parties under this Agreement.
               4.4.2 Except as the parties otherwise mutually agree in writing, all data and information generated or obtained by Halozyme with respect to the Standalone Product (including without limitation the results of clinical studies of the Standalone Product, collectively referred to as “Halozyme Data”) shall be the property of Halozyme. Halozyme has the unrestricted right to freely utilize Halozyme Data in any lawful purpose consistent with the rights of the parties under this Agreement. Halozyme shall provide Baxter with all results of Halozyme clinical studies resulting from clinical studies of the Standalone Product, and Baxter shall have the unrestricted right to use such results for any lawful purpose consistent with the rights of the parties under this Agreement.
               4.4.3 Baxter will report to Halozyme any serious adverse events and any adverse events and product complaints regarding the Standalone Product, consistent with the Quality Agreement. Halozyme must report to Baxter any serious adverse events immediately and any adverse events and product complaints regarding the Standalone Product, in each case in accordance with the Quality Agreement.

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     5. TERM AND TERMINATION.
          5.1 Term. This Agreement shall commence on the Restatement Date and will continue, unless terminated pursuant to this section, as long as the Exclusive Distribution Agreement is in effect. Upon the expiration or termination of the Exclusive Distribution Agreement, this Agreement shall immediately terminate.
          5.2 Termination for Breach. If a party has materially breached this Agreement and such material breach shall continue for thirty (30) days for a monetary breach, and sixty (60) days for a non-monetary breach, or such additional time reasonably necessary to cure such non-monetary breach, provided that the breaching party has commenced a cure within the sixty (60) day period and is diligently pursuing completion of such cure, such additional period not to exceed one hundred and twenty (120) days in total after written notice of such breach was provided to the breaching party by the nonbreaching party, the nonbreaching party shall have the right at its option to terminate this Agreement effective at the end of such period.
          5.3 Termination by Baxter. Baxter may terminate this Agreement at any time upon one hundred and eighty (180) days prior written notice to Halozyme.
          5.4 Additional Rights and Remedies. Subject to Section 14.1, termination under this Section 5 shall be in addition to the other rights and remedies of the terminating party. Termination of this Agreement for any reason shall not relieve any party of any obligations accruing prior to such termination.
          5.5 Survival. Termination, expiration, cancellation or abandonment of this Agreement through any means or for any reason, except as set forth in Section 5.1, shall be without prejudice to the rights and remedies of either party with respect to any antecedent breach of any of the provisions of this Agreement. The provisions of Sections 5, 7, 11, 12, 13, 14, 15, 16 and 17 hereof shall survive expiration or termination of this Agreement.
          5.6 Files and Records. Within sixty (60) days following the expiration or termination of this Agreement, Baxter shall make available to Halozyme copies of all manufacturing and process development documents and records relating to Standalone Product, shall store the originals or electronic copies of such documents and records according to cGMP in a safe and secure facility for at least two (2) years after the expiration date of the last Batch Produced by Baxter under this Agreement, and shall permit the FDA or other Regulatory Authorities access to such documents and records to the extent requested thereby. For a period of twelve (12) months following expiration or termination of this Agreement, Baxter shall make available to Halozyme for review, from regulatory filings, any non-confidential information contained therein that is reasonably related to Standalone Product that may be used by Halozyme to support any investigational studies or commercial marketing of Standalone Product.
     6. PRODUCTION OF STANDALONE PRODUCT.
          6.1 Production. Baxter or one or more of its Affiliates shall Produce the Standalone Product in accordance with the Product Requirements and cGMP applicable to each Territory. Subject to compliance with reasonable rules and regulations of Baxter relating to confidentiality, safety and security, Halozyme shall have the right to access the Baxter facilities

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directly affecting the Production of the Standalone Product, and all applicable records related thereto, to oversee Production of the Standalone Product in accordance with the Quality Agreement and Baxter’s standard visitation policy. Halozyme shall have the right to monitor each Production run of the Standalone Product (from Component preparation through final labeling and assembly) in accordance with the Quality Agreement. Halozyme shall have the right to render technical advice and direction to Baxter regarding Production of the Standalone Product pursuant to their involvement in the generation of the Master Batch Record or direct communication with the Project Manager or Technical Service Representative. Baxter promptly shall implement all reasonable advice and direction provided that such advice and direction is not inconsistent with the Standalone Product Master Plan, Baxter SOPs, and cGMP. If Halozyme observes or discovers variances from established standards and methods of Production of Standalone Product, Halozyme shall give written notice thereof to Baxter, and upon receipt of any such notice, Baxter promptly shall take all appropriate remedial or corrective action and give written notice to Halozyme describing in reasonable detail such actions taken. If Baxter disagrees with any such advice and direction, the parties shall discuss in good faith an appropriate resolution.
          6.2 Audits. Baxter will allow representatives from Halozyme to have access to their manufacturing, warehousing, laboratory premises, records, regulatory filings and communications (e.g., FDA483s and Establishment Inspection Reports) for audit purposes listed below in Sections 6.2.1 through 6.2.3; provided, however, Baxter has the obligation to protect the confidential information of its clients.
               6.2.1 Baxter will permit Halozyme to conduct one preparatory audit of cGMP manufacture of the Standalone Product for pre-approval inspection for Standalone Product. Follow-up to this audit will be considered part of the first audit. Subsequent, new audits will be subject to Baxter’s customary charges.
               6.2.2 Baxter will permit Halozyme to conduct audits to address significant Standalone Product quality or safety problems as discovered through Standalone Product failures or complaints related to Baxter’s manufacturing of the Standalone Product.
               6.2.3 Baxter will permit Halozyme to perform one standard cGMP compliance audits per year.
               6.2.4 Subject to the execution of a confidential disclosure agreement among Baxter, Halozyme and Halozyme’s licensee(s), Baxter will permit access by Halozyme’s licensees to Baxter’s premises for audit purposes, consistent with the limitations listed in Sections 6.2.1 through 6.2.3. Halozyme will accompany the licensees during each audit, provided the audit is directly related to Halozyme’s Standalone Product.
          6.3 Audit Closeout. An exit meeting will be held with representatives from Baxter and Halozyme to discuss significant audit observations. Halozyme will provide a written report of all observations within thirty (30) days to Baxter. Within thirty (30) days of the audit report receipt, Baxter will provide a written response to all findings that details corrective action to be implemented. Baxter will follow up to ensure that all corrective actions are implemented

CONFIDENTIAL TREATMENT REQUESTED
          6.4 Testing. In accordance with the Quality Agreement, Baxter shall test, or cause to be tested by third party testing facilities audited by Baxter, in accordance with the Standalone Product Requirements, each Batch of Standalone Product Produced pursuant to this Agreement before any release or distribution pursuant to the Exclusive Distribution Agreement. A certificate of analysis for each Batch of Standalone Product shall set forth the items tested by Baxter, Standalone Product Specifications, and test results in accordance with the Quality Agreement. Baxter shall send, or cause to be sent, such certificates along with one (1) copy of the entire Released Executed Batch Record to Halozyme prior to selling any Standalone Product from such Batch and within thirty (30) days following the completion of such Batch. As required by the FDA, Halozyme shall assume responsibility for final release of each lot of Standalone Product prior to distribution of the applicable lot.
          6.5 Permits and Licenses.
               6.5.1 Subject to the terms and conditions of this Agreement, Halozyme shall have sole responsibility for obtaining all permits and licenses necessary or required for the sale, marketing and commercialization of all Standalone Product. Baxter shall be responsible to obtain and maintain all permits and licenses required for it to carry out its regulatory and Production obligations hereunder. Baxter shall cooperate with Halozyme by assisting in preparing and filing any necessary documents to support Halozyme’s applications for permits and licenses.
               6.5.2 Notwithstanding anything to the contrary in this Agreement, the parties acknowledge and agree that nothing in this Agreement gives Halozyme any rights to reference the NDA No. 6-343 for Wydase.
          6.6 Regulatory Requirements. Each party promptly shall notify the other of new regulatory requirements of which it becomes aware which are relevant to the Production of a Standalone Product under this Agreement and which are required by the FDA, any other applicable Regulatory Authority or other applicable laws or governmental regulations, and shall confer with each other with respect to the best means to comply with such requirements. Notwithstanding anything to the contrary in this Agreement, each party shall be responsible for its compliance with all regulatory requirements of the United States and all foreign countries that are applicable to such party’s facilities and each party’s activities in Production, whether or not a party is aware of such requirements and has failed to give notice to the other party.
          6.7 Regulatory Approvals. Halozyme shall solely own all regulatory filings, approvals and licenses for the Standalone Product. In accordance with the Standalone Product Master Plan, and subject to Baxter’s funding obligations under Section 4.2, Halozyme shall pursue regulatory approval of marketing licenses for the Standalone Product, in each case Produced by Baxter for Halozyme hereunder. Halozyme will advise Baxter of document requirements in support of NDA and similar applications required of foreign governments and agencies with respect to the Standalone Product, including amendments, license applications, supplements and maintenance of such. Baxter will provide documents and assist Halozyme in preparation of submissions to Regulatory Authorities (both U.S. and foreign) designated by Halozyme in support of Halozyme’s NDA and similar applications required of foreign governments and licenses with respect to the Standalone Product. Halozyme will be responsible

CONFIDENTIAL TREATMENT REQUESTED
for all contacts with the FDA (and foreign regulatory authorities) and all adverse event reporting and complaint handling for the Standalone Product in the Territory.
          6.8 Regulatory Authority Inspections.
               6.8.1 Interaction with Regulatory Authorities. All interaction with Regulatory Authorities (both written and oral) that directly affects Standalone Product or the Production of Standalone Product shall be conducted in accordance with the provisions of this Section 6.
               6.8.2 Standalone Product Pre-Approval Inspection. In the case of a Standalone Product Pre-Approval Inspection by the FDA related to the Standalone Product, the following shall apply: (a) Baxter immediately shall inform Halozyme of the notice of such inspection; (b) Baxter shall permit a representative of Halozyme to be present at the Baxter facility that is the subject of such inspection (not to be present at the inspection or to participate, except to be available on an as-needed basis as requested by Baxter); (c) Baxter shall apprise such representative of Halozyme regarding each daily wrap up session for such inspection and the post-inspection wrap up session for such inspection; (d) Baxter promptly shall provide Halozyme with copies of all written materials, including without limitation copies of any Notice of Inspection (FDA Form 482), other notice of inspection, notice of violation, other similar notice, or Inspectional Observations (FDA Form 483, its foreign equivalent and Establishment Inspection Reports) received by Baxter relating to such inspection, and (e) Baxter shall provide Halozyme with advance copies of all proposed responses to any such inspections, notices or actions, shall permit Halozyme reasonable opportunity to review and comment within 3 to 5 business days on each such response, shall reasonably consider Halozyme’s reasonable comments thereon, and shall provide Halozyme with copies of each such response as submitted. Baxter shall retain final authority for the content of the responses to the regulatory authority
               6.8.3 Other Product Specific Inspections. In the case of an inspection (other than the Standalone Product Pre-Approval Inspection) by a Regulatory Authority that directly affects the Production of Standalone Product, the following shall apply: (a) Baxter immediately shall inform Halozyme of the notice of such inspection; (b) Baxter shall permit a representative of Halozyme to be present at the Baxter facility that is the subject of such inspection (not to be present at the inspection or to participate, except to be available on an as-needed basis as requested by Baxter); (c) Baxter shall apprise such representative of Halozyme regarding each daily wrap up session for such inspection and the post-inspection wrap up session for such inspection; (d) Baxter promptly shall provide Halozyme with copies of all written materials, including without limitation copies of any Notice of Inspection (FDA Form 482), other notice of inspection, notice of violation, other similar notice, or Inspectional Observations (FDA Form 483, its foreign equivalent and Establishment Inspection Reports) received by Baxter relating to such inspection, and (e) Baxter shall provide Halozyme with advance copies of all proposed responses that directly affect Production of Standalone Product to any such inspections, notices or actions, shall permit Halozyme reasonable opportunity to review and comment on each such response, shall reasonably consider Halozyme’s reasonable comments thereon, and shall provide Halozyme with copies of each such response as submitted.

CONFIDENTIAL TREATMENT REQUESTED
               6.8.4 Other Inspections. The parties’ respective rights and obligations with respect to any inspections relating to the Standalone Product, other than those described above, shall be as set forth in the Quality Agreement.
          6.9 Labeling. Labeling development shall be conducted in accordance with Baxter’s standard procedures and as mutually agreed upon by the parties per the requirements located in Exhibit D. Baxter shall promote and market the Standalone Product solely using those trademark(s) mutually agreed upon in writing by the parties prior to the applicable commercial launch. Baxter shall include on the packaging, label and all promotional and marketing materials for the Standalone Product a secondary label, reasonably determined by Halozyme, identifying that Halozyme technology is included in the Standalone Product.
     7. ACCEPTANCE OF STANDALONE PRODUCT.
          7.1 Standalone Product Conformity. Within the later of forty-five (45) calendar days following the date of Halozyme’s receipt of retention samples of the Standalone Product, or fifteen (15) calendar days following the date of Halozyme’s receipt of the applicable entire Released Executed Batch Record(s) and related documentation in accordance with the Standalone Product Master Plan, Halozyme shall have the right to determine whether the Standalone Product conforms to cGMP, to all other applicable United States laws and regulations and all applicable foreign laws and regulations, to the applicable Standalone Product Specifications, and to the Quality Agreement (collectively the “Standalone Product Requirements”). Notwithstanding the foregoing, if Halozyme has conducted at least one test of the applicable Batch and in good faith has requested in writing, within the time period specified in this Section 7.1, additional time to perform additional testing, then such period shall be extended as reasonably necessary for Halozyme, or Baxter (if requested by Halozyme), to perform such additional testing.
               7.1.1 If (a) the Standalone Product conforms to the Standalone Product Requirements, or (b) Halozyme fails to notify Baxter within the time period specified in Section 7.1 that any Standalone Product does not conform to the Standalone Product Requirements, then Halozyme shall be deemed to have accepted the same and waived its right to revoke acceptance.
               7.1.2 If Halozyme believes the Standalone Product does not conform to the Standalone Product Requirements, it shall give written notice to Baxter specifying the manner in which it fails to meet the Standalone Product Requirements. Guidelines for resolving any disputed claims regarding conformity are set forth in Section 7.1.3.
               7.1.3 If the parties dispute whether the Standalone Product is conforming or non-conforming, the samples thereof will be submitted to a mutually acceptable laboratory or consultant for resolution, whose determination of conformity or non-conformity, and the cause thereof of non-conformity, shall be binding upon the parties. The non-prevailing party shall bear the costs of such laboratory or consultant.
          7.2 Remedy for Non Conforming Standalone Product. In the event Baxter agrees that any Standalone Product is non-conforming or the laboratory determines that the

CONFIDENTIAL TREATMENT REQUESTED
shipment thereof is non-conforming, Baxter shall destroy all non-conforming quantities and shall at its option (i) schedule to run a new Batch to replace such non-conforming quantities within the later of (a) sixty (60) calendar days from the date of determination by the third party of non-conformity, or (b) (60) days from the receipt of the non-conforming drug substance and agreement by Baxter of such non-conformity, or (ii) refund the cost of the non-conforming batch. Any costs incurred by Baxter to run a new Batch pursuant to this Section 7.2 shall not be Production Costs or Other Costs.
          7.3 Non Conforming API. If the Standalone Product is rejected by Halozyme, and the failure to meet the Standalone Product Requirements is the result of non-conforming API and the cause of such non-conformity is demonstrated not to be a result of the negligence, omission or willful misconduct of Baxter the rejection will be deemed not to be a breach of Baxter’s warranties or obligations under this Agreement. In the event of non-conforming API, Halozyme shall be responsible for costs reasonably incurred by Baxter for the rejected quantities.
     8. STANDALONE PRODUCT RECALLS.
          8.1 Standalone Product Recalls. Each party promptly shall notify the other if any Batch of Standalone Product is alleged or proven to be the subject of a recall, market withdrawal or correction. Baxter shall be responsible, subject to the oversight of Halozyme, for coordinating any recall, market withdrawal or field correction of Standalone Product, and such recall, market withdrawal or correction shall be conducted in accordance with the provisions of the Quality Agreement. Baxter will provide Halozyme with access to and copies of all consignees and distribution records for the Standalone Product and will cooperate with Halozyme in the determination of satisfactory execution of the recall action. Halozyme shall provide Baxter with a copy of all documents relating to such recall, market withdrawal or field correction. Halozyme shall cooperate with Baxter (including providing Baxter with all data, information and documents requested by Baxter) in connection with such recall, market withdrawal or field correction, at Baxter’s expense. Baxter shall bear all costs of such recall, market withdrawal or field correction; provided, however, that if a recall, market withdrawal or field correction is due solely to the API not conforming to the API Specifications or caused solely by the negligence, omission or willful misconduct of Halozyme, or solely by Halozyme’s breach of its warranties or obligations under this Agreement, Halozyme shall bear all costs of such recall, market withdrawal or field correction (including but not limited to costs associated with receiving and administering the recalled Standalone Product and notification of the recall to those persons whom Halozyme deems appropriate).
          8.2 Entire Liability of Baxter. This Section 8 sets forth the entire liability of Baxter in the event of a recall, market withdrawal, or field correction.
     9. FORCE MAJEURE EVENTS.
     Any delay in the performance of any of the duties or obligations of either party hereto (except the payment of money), to the extent caused by an event outside the affected party’s reasonable control, shall not be considered a breach of this Agreement, and unless provided to the contrary herein, the time required for performance shall be extended for a period equal to the period of such delay. Such events shall include without limitation, acts of God; acts of public

CONFIDENTIAL TREATMENT REQUESTED
enemies; insurrections; riots; injunctions; embargoes; labor disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; floods; shortages of material or energy; delays in the delivery of raw materials; acts or orders of any government or agency thereof or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the party so affected. The party so affected shall give prompt written notice to the other party of such cause and a good faith estimate of the continuing effect of the force majeure condition and duration of the affected party’s nonperformance, and shall take whatever reasonable steps are appropriate to relieve the effect of such causes as rapidly as possible. If the period of nonperformance by Baxter because of force majeure conditions exceeds one hundred eighty (180) calendar days, Halozyme may terminate this Agreement by written notice to Baxter. If the period of nonperformance by Halozyme because of force majeure conditions exceeds one hundred eighty (180) calendar days, Baxter may terminate this Agreement by written notice to Halozyme.
     10. CHANGES IN PRODUCTION.
          10.1 Changes to Standalone Product. Baxter agrees to inform Halozyme within fifteen (15) calendar days of the result of any regulatory development that directly affects the Production of a Standalone Product or changes to Standalone Product-specific Baxter SOPs. Baxter shall give written notice to Halozyme of any such changes, and Halozyme and Baxter will review such development or changes in accordance with the Quality Agreement; provided, however, that any changes to the Standalone Product Master Plan shall be made only in accordance with Section 2.2.
          10.2 Standalone Product-Specific Changes. If facility, equipment, process or system changes are required of Baxter as a result of requirements set forth by the FDA or any other Regulatory Authority, and such regulatory changes apply primarily to the Production and supply of a Standalone Product, then Halozyme and Baxter will review such requirements and agree in writing to such regulatory changes in accordance with the Quality Agreement.
     11. CONFIDENTIALITY.
          11.1 Confidentiality. During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence all Confidential Information disclosed by the other party (including all Confidential Information disclosed under the Confidentiality Agreement), and shall not use, grant the use of or disclose to any third party the Confidential Information of the other party other than as expressly permitted hereby, or by the Exclusive Distribution Agreement or the Quality Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.
          11.2 Permitted Disclosures. Either party may disclose Confidential Information of the disclosing party (a) on a need-to-know basis, to such party’s directors, officers and employees to the extent such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement, and (b) to those Affiliates, agents and consultants who need to know such information to accomplish the purposes of this Agreement (collectively, “Permitted Recipients”); provided such Permitted Recipients are bound

CONFIDENTIAL TREATMENT REQUESTED
to maintain such Confidential Information in confidence to the same extent as set forth in Section 11.1.
          11.3 Terms of Agreement. Neither party shall disclose any terms or conditions of this Agreement to any third party without the prior consent of the other party; provided, however, that a party may disclose the terms or conditions of this Agreement, (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary, and (b) to a third party in connection with (i) an equity investment in such party, (ii) a merger, consolidation or similar transaction by such party, or (iii) the sale of all or substantially all of the assets of such party. Notwithstanding the foregoing, prior to execution of this Agreement, the parties have agreed upon the substance of information that can be used to describe the terms and conditions of this transaction, and each party may disclose such information, as modified by mutual written agreement of the parties, without the consent of the other party.
          11.4 Litigation and Governmental Disclosure. Each party may disclose Confidential Information hereunder to the extent such disclosure is reasonably necessary for prosecuting or defending litigation, complying with applicable governmental regulations or conducting pre-clinical or clinical trials, provided that if a party is required by law or regulation to make any such disclosure of the other party’s Confidential Information it will, except where impractical for necessary disclosures, for example in the event of a medical emergency, give reasonable advance notice to the other party of such disclosure requirement and will use good faith efforts to assist such other party to secure a protective order or confidential treatment of such Confidential Information required to be disclosed.
          11.5 Limitation of Disclosure. The parties agree that, except as otherwise may be required by applicable laws, regulations, rules or orders, including without limitation the rules and regulations promulgated by the United States Securities and Exchange Commission, and except as may be authorized in Section 11.5, no information concerning this Agreement and the transactions contemplated herein shall be made public by either party without the prior written consent of the other.
          11.6 Publicity and SEC Filings. The parties agree that the public announcement of the execution of this Agreement shall only be by one or more press releases mutually agreed to by the parties. The failure of a party to return a draft of a press release with its proposed amendments or modifications to such press release to the other party within five (5) business days of such party’s receipt of such press release shall be deemed as such party’s approval of such press release as received by such party. Each party agrees that it shall cooperate fully and in a timely manner with the other with respect to all disclosures to the Securities and Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of Confidential Information of either party included in any such disclosure.
     12. INVENTIONS
          12.1 Existing Intellectual Property. Except as the parties may otherwise expressly agree in writing, each party shall continue to own its existing patents, trademarks,

CONFIDENTIAL TREATMENT REQUESTED
copyrights, trade secrets and other intellectual property, without conferring any interests therein on the other party. Without limiting the generality of the preceding sentence, and except as expressly set forth in this Agreement, Halozyme shall retain all right, title and interest arising under the United States Patent Act, the United States Trademark Act, the United States Copyright Act and all other applicable laws, rules and regulations in and to Standalone Product, API, Labeling and Halozyme’s trademarks associated therewith (collectively, “Halozyme’s Intellectual Property”).
     12.2 Individually Owned Inventions.
               12.2.1 Except as the parties may otherwise agree in writing, all Inventions (as defined herein) which are conceived, reduced to practice, or created by a party in the course of performing its obligations under this Agreement shall be solely owned and subject to use and exploitation by the inventing party without a duty to account to the other party. For purposes of this Agreement, “Invention” shall mean information relating to any innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable. Baxter hereby grants to Halozyme a royalty-free, non-exclusive, worldwide license (with the right to grant sublicenses) under all patent rights and other intellectual property rights specifically describing and claiming Inventions which are conceived, reduced to practice, or created by Baxter in the course of performing its obligations under this Agreement and which in each case (i) use or are supported by data and information derived from the use of recombinant human PH20 hyaluronidase or are derived from the activities under this Agreement, and (ii) only to the extent they relate to recombinant human PH20 hyaluronidase, its manufacture or use, and expressly excluding any intellectual property rights that were not conceived, reduced to practice or created by Baxter under this Agreement. Halozyme shall use commercially reasonable efforts to obtain a similar grantback license from any third party that enters into a development agreement with Halozyme for rights to make and sell products comprising recombinant human PH20 hyaluronidase, and if Halozyme is unable to obtain such a grantback license from any such third party, then Halozyme shall not grant a sublicense to such third party under the license grant from Baxter under this Section 12.2.1, and any such sublicense granted by Halozyme to such third party shall be void.
               12.2.2 The party solely owning any Invention shall have the world-wide right to control the drafting, filing, prosecution and maintenance of patents covering the Invention, including decisions about the countries in which to file patent applications. Patent costs associated with the patent activities described in this Section 12.2.2 shall be borne by the sole owner.
          12.3 Jointly Owned Inventions. All Inventions which are conceived, reduced to practice, or created jointly by the parties and/or their respective agents (i.e., employees or agents who would be or are properly named as co-inventors under the laws of the United States on any patent application claiming such inventions) in the course of the performance of this Agreement shall be owned jointly by the parties. Each party shall have full rights, subject to the provisions of this Agreement, to freely exploit, transfer, license or encumber its rights in any such jointly-owned Inventions and the patent rights and other intellectual property rights therein without the

CONFIDENTIAL TREATMENT REQUESTED
consent of, or payment or accounting to, the other party. The parties shall share equally in the cost of mutually agreed patent filings with respect to all such jointly owned Inventions. The decision to file for patent coverage on jointly owned inventions shall be mutually agreed upon and the parties shall select a mutually agreeable patent counsel to file and prosecute patent applications based on such joint Inventions; provided, however, that in the event that one party (a “Non-Interested Party”) notifies the other in writing that is not interested in rights it may have in a joint Invention (relative to its corresponding expenses and costs including patent prosecution and maintenance), the other party (the “Interested Party”) may elect to pursue rights in such a joint Invention at its own cost and expense (in which case the Non-Interested Party shall assign to the Interested Party the former’s interests in and to the joint Invention). Each party shall cooperate with the other party in the filing and prosecution of such jointly owned patent applications. Such cooperation will include, but not be limited to, furnishing supporting data and affidavits for the prosecution of patent applications and completing and signing forms needed for the prosecution, assignment and maintenance of patent applications.
          12.4 Disclaimer. Except as otherwise expressly provided herein, nothing contained in this Agreement shall be construed or interpreted, either expressly or by implication, estoppel or otherwise, as: (i) a grant, transfer or other conveyance by either party to the other of any right, title, license or other interest of any kind in any of its Inventions or other intellectual property, (ii) creating an obligation on the part of either party to make any such grant, transfer or other conveyance or (iii) requiring either party to participate with the other party in any cooperative development program or project of any kind or to continue with any such program or project, except to the extent the other party expressly agrees in writing.
          12.5 Confidentiality of IP. IP shall be deemed to be the Confidential Information of the party owning such IP. The protection of each party’s Confidential Information is described in Section 11. Any disclosure of information by one party to the other under the provisions of this Section 12 shall be treated as the disclosing party’s Confidential Information under this Agreement. It shall be the responsibility of the party preparing a patent application to obtain the written permission of the other party, which consent can not unreasonably be withheld, to use or disclose the other party’s Confidential Information in the patent application before the application is filed and for other disclosures made during the prosecution of the patent application.
          12.6 License for Performance of this Agreement. For the avoidance of doubt, Halozyme hereby grants to Baxter, and its Affiliates, a non-exclusive license under the Halozyme Intellectual Property, including any grantback rights to the Standalone Product or API that was obtained from third parties, solely for and to the extent necessary for Baxter or such Affiliate to perform its obligations under this Agreement, including but not limited to, the manufacture and handling of Standalone Product under this Agreement.
     13. REPRESENTATIONS AND WARRANTIES.
          13.1 Mutual Representations. Each party hereby represents and warrants to the other party that (a) the person executing this Agreement is authorized to execute this Agreement; (b) this Agreement is legal and valid and the obligations binding upon such party are enforceable by their terms; and (c) the execution, delivery and performance of this Agreement does not

CONFIDENTIAL TREATMENT REQUESTED
conflict with any agreement, instrument or understanding, oral or written, to which such party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.
          13.2 Baxter Warranty. Baxter represents and warrants that, as of the time of delivery by Baxter of Standalone Product to a distributor, end-user or other third party in accordance with this Agreement and the Exclusive Distribution Agreement, all Standalone Product Produced under this Agreement, (a) conforms to the Specifications, (b) has been Produced in accordance with cGMP, all applicable laws and regulations and in accordance with the applicable Certificates of Analysis (provided in accordance with the Quality Agreement) accompanying each Batch of Standalone Product, and (c) is not adulterated or misbranded within the meaning of the FD&C Act; provided, however, that the foregoing warranty will not extend to the API or any Halozyme supplied components or labeling. Baxter represents and warrants that it has obtained (or will obtain prior to Producing Standalone Product), and will remain in compliance with during the term of this Agreement, all permits, licenses and other authorizations (the “Permits”) which are required under federal, state and local laws, rules and regulations applicable to the Production of Standalone Product ; provided, however, Baxter shall have no obligation to obtain Permits relating to the sale, marketing, distribution or use of API or Standalone Product or with respect to the Labeling of Standalone Product. Baxter represents that to the best of its knowledge (i) no Baxter employees performing services on behalf of Baxter under this Agreement have been debarred under Section 306 of the FD&C Act, and (ii) no persons (other than Baxter employees) performing services on behalf of Baxter under this Agreement have been debarred under Section 306 of the FD&C Act.
          13.3 Baxter Disclaimer of Warranties. Except for those warranties set forth in Sections 13.1 and 13.2 of this Agreement, Baxter makes no warranties, written, oral, express or implied, with respect to Standalone Product or the development and Production of Standalone Product. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT HEREBY ARE DISCLAIMED BY BAXTER. NO WARRANTIES OF BAXTER MAY BE CHANGED BY ANY REPRESENTATIVES OF BAXTER. Halozyme accepts the Production of the Standalone Product subject to the terms hereof.
          13.4 Halozyme Warranties. Halozyme warrants that it has the right to give Baxter any information provided by Halozyme hereunder, and that Baxter has the right to use such information for the Production of Standalone Product. Halozyme further warrants that the API provided to Baxter hereunder (1) conforms to the API Specifications, (2) has been produced in accordance with cGMP and all applicable laws and regulations relating to the API and in accordance with the applicable Certificates of Analysis (provided in accordance with the Quality Agreement) accompanying each Lot of API and (3) is not adulterated or misbranded within the meaning of the FD&C Act. Halozyme further warrants that to its knowledge, upon reasonable inquiry, Halozyme is not aware of, nor has any third party asserted against Halozyme any claim, notice, or concern regarding the potential infringement of such third party’s proprietary rights as a result of the manufacture, use, offer to sell, sale, importation or distribution of the Standalone Product.

CONFIDENTIAL TREATMENT REQUESTED
          13.5 Disclaimer of Warranties. Except for those warranties set forth in Section 14.1 and 13.4 of this Agreement, Halozyme makes no warranties, written, oral, express or implied, with respect to API or Standalone Product. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT HEREBY ARE DISCLAIMED BY HALOZYME. NO WARRANTIES OF HALOZYME MAY BE CHANGED BY ANY REPRESENTATIVES OF HALOZYME. Baxter accepts API subject to the terms hereof.
     14. LIMITATION OF LIABILITY; WAIVER OF SUBROGATION.
          14.1 Limitation of Liability. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE FOR LOSS OF USE OR PROFITS OR OTHER COLLATERAL, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES, INCLUDING BUT NOT LIMITED TO THE COST OF A RECALL IN CONNECTION WITH OR BY REASON OF THE PRODUCTION AND DELIVERY OF STANDALONE PRODUCT UNDER THIS AGREEMENT OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT, EXCEPT AS SET FORTH IN SECTION 7 AND 15, WHETHER SUCH CLAIMS ARE FOUNDED IN TORT OR CONTRACT. Without limiting the generality of the foregoing and notwithstanding anything to the contrary herein, the only liability of Baxter for any cost of cover claims (i) shall exist in the event of a breach hereof by Baxter due to its willful misconduct resulting in a failure to Produce conforming Standalone Product; and (ii) shall not include any costs or expenses associated with qualifying of another supplier or delays if one has not been so qualified by Halozyme.
          14.2 Waiver of Subrogation. All Components and equipment used by Baxter in the Production of Standalone Product, other than those Components and equipment that are specifically stated in this Agreement to be owned by Halozyme (collectively, “Baxter Property”), shall at all times remain the property of Baxter and Baxter assumes risk of loss for the Baxter Property. Baxter hereby waives any and all rights of recovery against Halozyme and its Affiliates, and against any of their respective directors, officers, employees, agents or representatives, for any loss or damage to Baxter Property to the extent the loss or damage is covered or could be covered by insurance (whether or not such insurance is described in this Agreement). Halozyme assumes all risk of loss for all API supplied by Halozyme (collectively “Halozyme Property”) until such Halozyme Property is received by Baxter or its Affiliates; and Halozyme hereby waives any and all rights of recovery against Baxter and its Affiliates for any such loss or damage to the Halozyme Property to the extent that the loss or damage is covered by or could be covered by insurance (whether or not such insurance is described in this Agreement).
     15. INDEMNIFICATION.
          15.1 Halozyme Indemnification. Halozyme shall indemnify, defend and hold harmless Baxter and its Affiliates and any of their respective directors officers, employees, authorized subcontractors and agents (collectively the Baxter “Indemnified Parties”) from and against any and all liabilities, obligations, penalties, judgments, disbursements of any kind and nature, losses, damages, costs and expenses (including, without limitation, reasonable attorney’s fees and costs) incurred as a result of any claims, demands, actions or other proceedings by

CONFIDENTIAL TREATMENT REQUESTED
unaffiliated third parties against an Indemnified Party to the extent arising out of property damage or personal injury (including without limitation death) of third parties (collectively “Claims”), resulting from (a) Halozyme’s negligence, omission or willful misconduct, (b) Halozyme’s breach of its representations or obligations under this Agreement or the Exclusive Distribution Agreement, (c) the execution, delivery and performance of this Agreement or the Exclusive Distribution Agreement by Halozyme conflicting with any other agreement of Halozyme relating to the production and supply of API, (d) Halozyme’s use of the results of Baxter clinical studies of the Standalone Product or (e) any claim that the use of API by Baxter in accordance with this Agreement, violates the patent, trademark, copyright or other proprietary rights of any third party, except to the extent any of the foregoing (a) — (e) is caused solely or principally by the negligence, omission or willful misconduct of the Baxter Indemnified Parties or solely by the breach by Baxter of its representations or obligations under this Agreement.
          15.2 Baxter Indemnification. Baxter shall indemnify, defend and hold harmless Halozyme and its Affiliates and any of their respective directors, officers, employees, authorized subcontractors and agents from and against any and all Claims to the extent resulting from (a) Baxter’s negligence, omission or willful misconduct, (b) Baxter’s breach of its representations or obligations under this Agreement or the Exclusive Distribution Agreement, (c) the execution, delivery and performance of this Agreement or the Exclusive Distribution Agreement by Baxter conflicting with any other agreement of Baxter relating to the Production and supply of Standalone Product, (d) Baxter’s use of the results of Halozyme clinical studies of the Standalone Product, (e) any claim that the Production of Standalone Product by Baxter in accordance with this Agreement, violates the patent, trademark, copyright or other proprietary rights of any third party, except to the extent that such claim is related to the API or the manufacture thereof, or (f) any claim that Baxter’s promotion, marketing or distribution of Standalone Product under the Exclusive Distribution Agreement violates the patent, trademark, copyright or other proprietary rights of any third party, except to the extent that such claim is related to the API or the manufacture thereof, or otherwise violates applicable laws or regulations or rights of any third party; except to the extent any of the foregoing (a) — (f) is caused solely by the negligence, omission or willful misconduct of the Halozyme Indemnified Parties or solely or principally by the breach by Halozyme of its representations or obligations under this Agreement.
          15.3 Indemnitee Obligations. A party (the “Indemnitee”) which intends to claim indemnification under this Section 15 shall promptly notify the other party (the “Indemnitor”) in writing of any claim, demand, action, or other proceeding in respect of which the Indemnitee intends to claim such indemnification; provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is prejudiced by such failure. The Indemnitee shall permit, and shall cause its Affiliates, and their respective directors, officers, employees, subcontractors and agents to permit, the Indemnitor, at its discretion, to settle any such action, claim or other matter, and the Indemnitee agrees to the complete control of such defense or settlement by the Indemnitor. Notwithstanding the foregoing, the Indemnitor shall not enter into any settlement that would adversely affect the Indemnitee’s rights hereunder, or impose any obligations on the Indemnitee in addition to those set forth herein, in order for it to exercise such rights, without Indemnitee’s prior written consent, which shall not be unreasonably

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withheld or delayed. No such action, claim or other matter shall be settled without the prior written consent of the Indemnitor, which shall not be unreasonably withheld or delayed. The Indemnitee, its Affiliates, and their respective directors, officers, employees, subcontractors and agents shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation and defense of any claim, demand, action, or other proceeding covered by the indemnification obligations of this Section 15. The Indemnitee shall have the right, but not the obligation, to be represented in such defense by counsel of its own selection and at its own expense.
     16. INSURANCE.
          16.1 Baxter Insurance. Baxter shall procure and maintain, during the Term of this Agreement Commercial General Liability Insurance, including, Product Liability. The Successor Insurance shall cover amounts not less than three million dollars combined single limit. Baxter retains the right to insure or self insure in any combination at its sole discretion the above coverages.
          16.2 Halozyme Insurance. Halozyme shall maintain general liability insurance during the term of this Agreement adequately covering Halozyme’s obligations under this Agreement. Not more than once in any twelve (12) month period, Halozyme shall provide to Baxter evidence of such insurance, upon Baxter’s written request. Notwithstanding the foregoing, once there is a commercial sale of Standalone Product under the Exclusive Distribution Agreement, Halozyme shall maintain, at a minimum, during the term of this Agreement and for a period of three (3) years from the expiration or earlier termination of this Agreement, (a) commercial general liability insurance with a combined single limit for bodily injury of not less than five million U.S. Dollars ($5,000,000) each occurrence and five million U.S. Dollars ($5,000,000) in the aggregate, and (b) products liability/completed operations coverage with a per claim limit of not less than five million U.S. Dollars ($5,000,000) for the first year of this Agreement, five million U.S. Dollars ($5,000,000) for the second year of this Agreement, and five million U.S. Dollars ($5,000,000) for the remaining term of this Agreement. With respect to the policy under clause (b), such policy shall show Baxter as an additional insured and loss payee, and provide that Baxter will be given thirty (30) days advance written notice of the termination or cancellation thereof.
     17. GENERAL PROVISIONS.
          17.1 Notices. All notices hereunder shall be delivered by facsimile (confirmed by overnight delivery), or by overnight delivery with a reputable overnight delivery service, to the following address of the respective parties:

If to Halozyme:	Halozyme, Inc.
11588 Sorrento Valley Road, Suite 17
San Diego, California 92121
Attn: President and Chief Executive Officer

Fax: (858) 259-2539
Phone: (858) 794-8889

CONFIDENTIAL TREATMENT REQUESTED

with a copy to:	Morrison & Foerster LLP
12531 High Bluff Drive, Suite 100
San Diego, California 92121
Attention: Mark R. Wicker

Fax: (858) 720-5125
Phone: (858) 720-7918

If to Baxter:	Baxter Healthcare Corporation
95 Spring Street
New Providence, New Jersey 07974
Attn: General Manager

Fax: (908) 286-7293
Phone: (908) 286-7104

With a copy to:	Baxter Healthcare Corporation
One Baxter Parkway
Deerfield, Illinois 60015-4633
Attn: General Counsel

Fax: 847-948-2450
Phone: 847-948-2600

And to:	Baxter Healthcare SA
Hertistrasse 2
CH-8304 Wallisellen
Switzerland
Attn: Corporate Counsel

Fax: +41 44 878 64 77
Phone: +41 44 878 60 00
     Notices shall be effective on the day of receipt. A party may change its address listed above by notice to the other party given in accordance with this Section 17.1.
          17.2 Entire Agreement. The parties hereto acknowledge that this Agreement, together with the Stock Purchase Agreement dated as of the Restatement Date, between Halozyme Therapeutics, Inc., a Nevada corporation, and Baxter International Inc., a Delaware corporation (as amended or restated from time to time), the Quality Agreement and the Exclusive Distribution Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior written or oral agreements or understandings, including the Original Development Agreement, with respect to the subject matter hereof. No modification of any of the terms of this Agreement, or any amendments thereto, shall be deemed to be valid unless in writing and signed by an authorized agent or representative of both parties hereto. No course of dealing or usage of trade shall be used to modify the terms and conditions herein.

CONFIDENTIAL TREATMENT REQUESTED
          17.3 Waiver. None of the provisions of this Agreement (including the Exhibits hereto) shall be considered waived by any party hereto unless such waiver is agreed to, in writing, by authorized agents of such party. The failure of a party to insist upon strict conformance to any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law shall not be deemed a waiver of any rights of any party hereto.
          17.4 Obligations to Third Parties. Each party warrants and represents that this Agreement does not conflict with any contractual obligations, expressed or implied, undertaken with any third party.
          17.5 Assignment. Neither party shall assign this Agreement or any part hereof or any interest herein to any non-affiliated third party (or use any subcontractor) without the written approval of the other party; provided, however, that either party may assign this Agreement without such consent to an Affiliate or in the case of a merger, consolidation, change in control or sale of all or substantially all of the assets of the party seeking such assignment or transfer and such transaction relates to the business covered by this Agreement and the resulting entity assumes all of the obligations under this Agreement. No assignment shall be valid unless the permitted assignee(s) assumes all obligations of its assignor under this Agreement. No assignment shall relieve any party of responsibility for the performance of its obligations hereunder. Any purported assignment in violation of this Section 17.5 shall be void.
          17.6 Independent Contractor. Baxter and Halozyme are acting under this Agreement as independent contractors and neither shall be considered an agent of, or joint venturer with, the other. Unless otherwise provided herein to the contrary, each party shall furnish all expertise, labor, supervision, machining and equipment necessary for the performance of its obligations hereunder and shall obtain and maintain all building and other permits and licenses required by public authorities.
          17.7 Governing Law. In any action brought regarding the validity, construction and enforcement of this Agreement, it shall be governed in all respects by the laws of the State of New Jersey, without regard to the principles of conflicts of laws, and shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods. The courts of the State of California shall have jurisdiction over the parties hereto in all matters arising hereunder and the parties hereto agree that the venue will be a state or federal court in California.
          17.8 Severability. If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.
          17.9 Headings, Interpretation. The headings used in this Agreement are for convenience only and are not part of this Agreement.
          17.10 Baxter Entities. Each of Baxter Healthcare Corporation and Baxter Healthcare S.A. (a) represents and warrants that all Affiliates within the definition of Baxter shall be bound by the terms and conditions of this Agreement as if each were an original signatory to

CONFIDENTIAL TREATMENT REQUESTED
this Agreement, and (b) shall be jointly and severally liable for all acts and omissions of any Baxter entity in connection with this Agreement. Any act or omission of, or notice to, any Baxter entity shall constitute the act or omission of, or notice to, each Baxter entity.
          17.11 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have each caused this Amended and Restated Development and Supply Agreement to be executed by their duly-authorized representatives as of the Restatement Date above written.

HALOZYME, INC.
By:	/s/ Jonathan Lim
	Name:	Jonathan Lim
	Title:	President and Chief Executive Officer

BAXTER HEALTHCARE CORPORATION
By:	/s/ Peter Arduini
	Name:	Peter Arduini
	Title:	President

BAXTER HEALTHCARE S.A.
By:	/s/ Robert J. Hombach
	Name:	Robert J. Hombach
	Title:	Vice President of Finance

CONFIDENTIAL TREATMENT REQUESTED
EXHIBIT A
API Price
The API Price shall be equal to *** percent (***%) of Halozyme’s fully-burdened manufacturing costs, storing, shipping, insurance and associated handling costs for the API; provided, however, in no event shall the API Price exceed *** dollars ($***) per 150 USP units (for the liquid injectable formulation supplied by Halozyme as of the Restatement Date).

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

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EXHIBIT B
Quality Agreement

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EXHIBIT C
Standalone Product Specifications
HYLENEX COMPOSITION

INGREDIENT	UNIT FORMULA (mg/mL)
rHuPH20	150 U/mL
Sodium Chloride	8.5
Dibasic Sodium Phosphate	1.4
Albumin, Human	1.0
Edetate Disodium	0.9
Calcium Chloride	0.3
Sodium Hydroxide	Added for pH adjustment
HYLENEX SPECIFICATIONS

ATTRIBUTE	SPECIFICATION
***	***
***	***
***	***
***	***
***
***	***
***	***
***	***
***	***
***	***

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

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RECOMBINANT HUMAN HYALURONIDASE (rHuPH20) SPECIFICATIONS

TEST	ACCEPTANCE CRITERIA
***	***
***	***
***	***
***	***
***	***
***
***
***	***
***
***
***
***	***
***
***	***
***	***
***	***
***	***
***	***
***	***
***	***
***	***
***	***

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

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EXHIBIT D
Baxter Requirements for Standalone Product Packaging Development
1.	Halozyme will provide current approved labeling content that should be used for Baxter artwork.

2.	Baxter will determine cap colors.

3.	Halozyme will provide the official manufacturer address.